Exhibit 2.1

ASSET PURCHASE AGREEMENT

by and between

PV3 (AN ABC) LLC,
a Delaware limited liability company as assignee for the benefit of PIVOT3, INC., a Delaware Corporation

and

QUANTUM CORPORATION,
a Delaware Corporation

Dated as of July18, 2021

Table of Contents

Table of Contents

Section 1 Definitions    1
1.1    Definitions    1
Section 2 Sale/Purchased Assets    7
2.1.Purchased Assets    7
2.2.As Is / Where Is Sale    7
2.3.Assumed Liabilities    8
2.4.Excluded Liabilities    8
Section 3 Consideration    8
3.1    Purchase Price    8
Section 4 Closing    8
4.1.Closing    8
4.2.Transfer of Possession    8
Section 5 Representations and Warranties of Seller    9
5.1.Organization, Good Standing    9
5.2.Due Authorization    9
5.3.Litigation    9
5.4.Title to Property and Purchased Assets    9
5.5.[RESERVED]    10
5.6.[RESERVED]    10
5.7.[RESERVED]    10
5.8.[RESERVED]    10
5.9.[RESERVED]    10
5.10.[RESERVED]    10
5.11.[RESERVED]    10
5.12.[RESERVED]    10
5.13.[RESERVED]    10
5.14.[RESERVED]    10
5.15.[RESERVED]    10
5.16.[RESERVED]    10
5.17.[RESERVED]    10
5.18.[RESERVED]    10
5.19.[RESERVED]    10
5.20.No Finder’s Fees    10
5.21.Accredited Investor; Investment Experience; Exculpation    10
5.22.RESERVED]    10
5.23.Full Disclosure    10
Section 6 Representations and Warranties of Buyer    11
6.1.Organization and Standing    11
6.2.Due Authorization    11
6.3.Governmental Consents    11

6.4.Litigation    11
6.5.Valid Issuance of Shares    11
6.6.SEC Reports    12
Section 7 Covenants    12
7.1.Conveyance of Assets.    12
7.2.[RESERVED]    13
7.3.Preservation of VS Business    13
7.4.[RESERVED]    14
7.5.[RESERVED]    14
7.6.Mail, E-mails and Web Traffic    14
7.7.Access    14
7.8.Discharge of Business Obligations After Closing    14
7.9.Publicity    14
7.10.[RESERVED]    15
7.11.S-3 Registration    15
7.12.Confidentiality    16
7.13.[RESERVED]    17
7.14.Non-Solicitation    17
7.15.[Restrictions on Transfer    19
Section 8 Conditions Precedent to the Closing by Buyer    19
8.1.Representations and Warranties    19
8.2.Performance    19
8.3.No Action    19
8.4.Receipt of Consents to Assignment of Acquired Contracts and
Purchased Intellectual Property Assets    19
8.5.Released Encumbrances    19
8.6.[RESERVED]    20
8.7.Bill of Sale; Trademark Assignment Agreement    20
8.8.[RESERVED]    20
8.9.FIRPTA Compliance    20
8.10.Employment Documents    20
8.11.License Agreement    20
8.12.Investment Representation Letter    20
8.13.[RESERVED]    20
8.14.Lender Consents    20
Section 9 Conditions Precedent to the Closing by Seller    20
9.1.Representations and Warranties    20
9.2.Performance    21
9.3.Consideration    21
9.4.No Actions    21
Section 10 Survival of Representations and Warranties; Indemnification    21
10.1.Survival of Representations, Warranties and Covenants    21

10.2.Indemnification    21
10.3.No Indemnification by Seller    21
10.4.Indemnification By Buyer    21
10.5.Period for Making Claims    22
Section 11 Termination    22
11.1.Termination    22
11.2.Effect of Termination    23
Section 12 General Provisions    23
12.1.Notices    23
12.2.Expenses    24
12.3.Counterparts; Facsimile Signatures    24
12.4.AS-IS Sale: Warranty Disclaimer    24
12.5.Governing Law    25
12.6.Limitation of Liability    25
12.7.Waiver of Jury Trial    25
12.1.Submission to Jurisdiction and Selection of Forum    26
12.2.Integration and Construction    26
12.3.Further Assurances    26
12.4.Waivers and Amendments    26
12.5.Injunctive Relief    27
12.6.Successors and Assigns    27
12.7.Severability    27
12.8.Time of Essence    27
12.9.No Obligation to Third Parties    27

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”) is entered into as of July 18, 2021 (the “Effective Date”) among PV3 (an ABC) LLC, a Delaware limited liability company (“Seller”), as assignee for the benefit of Pivot3, Inc., a Delaware Corporation (“Assignor”), and Quantum Corporation, a Delaware Corporation (“Buyer”).

Recitals

A.WHEREAS, by resolution of Assignor’s board of directors and stockholders and pursuant to a General Assignment, dated of July 18, 2021 and effective as of 12:01 a.m. July 18, 2021 between Assignor and Seller (“General Assignment”), Assignor has transferred ownership of all its rights, title and interest in and to all of its tangible and intangible assets (“Assets”) to Seller, and in so doing has also designated Seller to act, pursuant to Sections 493.010, 493.030(a), 1204, 1204.5, 1800, 1801, and 1802 of the California Code of Civil Procedure, and under other applicable law, as the assignee for the benefit of creditors of Assignor. Seller has provided to Buyer a copy of the General Assignment.

B.WHEREAS, Buyer desires to purchase from Seller and Seller desires to sell to Buyer, upon the terms and conditions set forth herein (the “Sale”), certain assets of Seller defined in Section 2 below.

C.WHEREAS, on or before the Closing Date, Buyer and Seller will enter into a license agreement, in substantially the form of Exhibit A hereto (the “License Agreement”), which License Agreement shall become effective as of the Closing.

D.WHEREAS, Seller and Buyer have no prior affiliation and are entering into this Agreement following arms’ length negotiations conducted in good faith.

NOW, THEREFORE, in consideration of the above recitals and the mutual covenants, agreements, representations, and warranties hereinafter set forth, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Buyer and Seller hereby agree as follows:

SECTION 1 DEFINITIONS.

1.1.Definitions. In this Agreement, the following terms have the meanings specified or referred to in this Section 1 and shall be equally applicable to both the singular and plural forms. Any agreement referred to below shall mean such agreement as amended, supplemented and modified from time to time to the extent permitted by the applicable provisions thereof and by this Agreement.

(a)“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(b)“Assets” shall have the mean ascribed to such term in the Recitals.

(c)“Acquired Contracts” means the Contracts with VMWare, Inc. (“VMWare”) and its affiliates, the terms and benefits of which Buyer shall accede pursuant to an accession agreement or similar agreement entered into between Buyer and VMWare on terms acceptable to Buyer (the “VMWare Accession Agreement”) as a condition to occurrence of the Closing Date.
(d)“Assumed Liabilities” shall have the meaning ascribed to such term in

(e)“Bill of Sale” shall have the meaning ascribed to such term in Section 4.2.

(f)Business Day” means a day, other than a Saturday or Sunday, on which banks in New York City are open for the general transaction of business.

(g)“Buyer Common Stock” means the common stock, par value $0.01 per share, of Buyer.

(h)“Cash Purchase Price” means $5,000,000.

(i)“Closing” or “Closing Date” shall have the meaning ascribed to such term in Section 4.1.

(j)“Code” means the United States Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

(k)“Contract” means any agreement, contract, subcontract, lease, instrument, note, evidence of indebtedness, indenture, mortgage, security agreement, warranty, insurance policy, benefit plan or other legally binding commitment (whether written or oral) to which the Seller is a party.

(l)“Employee” shall mean any employee employed by the Seller as of the date of this Agreement.

(m)“Employment Documents” shall have the meaning ascribed to such term in Section 8.10

(n)“Encumbrances” shall have the meaning ascribed to such term in Section 2.2.

(o)“Excluded Liabilities” shall have the meaning ascribed to such term in Section 2.4.

(p)“Fundamental Representations” means those representations and warranties set forth in Section 5.1 (Organization, Good Standing), Section 5.2 (Due

Authorization), Section 5.4 (Title to Property and Purchased Assets), and Section 5.20 (No Finders’ Fees).

(q)“Governmental Authority” means any and all foreign, federal, state or local governments, governmental institutions, public authorities and governmental entities of any nature whatsoever, and any subdivisions or instrumentalities thereof, including, without limitation, departments, boards, bureaus, commissions, agencies, courts, administrations and panels, and any divisions or instrumentalities thereof, whether permanent or ad hoc.

(r)“Governmental Authorization” means any: (a) permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Authority.

(s)“Identified Employees” shall mean those Employees listed on Schedule 1.1(s).

(t)“Identified Employees Employment Documents” shall have the mean ascribed to such term in Section 8.10.

(u)“Intellectual Property” means (a) patents, patent rights, copyrights and copyrightable works; (b) registrations, applications and renewals for any of the foregoing; (c) trade secrets, inventions, invention disclosures, confidential information, designs, algorithms, know-how (including, without limitation, business and marketing plans, customer vendor and supplier lists, customer data bases and related information and rights thereto) and any and all other discoveries, formulae, practices, processes, procedures, ideas, specifications, engineering data, reports, information and materials of a technical nature or concerning research and development and/or engineering or programming activities, including intangible works in progress and technology under development; (d) software; (e) scripts; (f) documentation relating to software; (g) software tools and methodologies; (h) user data; and (i) any trademarks, service marks, trade dress, trade names, corporate names, logos, slogans, URLs and Internet domain names.

(v) “Intellectual Property Rights” means all rights of ownership or enforcement in any Intellectual Property, regardless of whether arising under the laws of the United States, under the laws of any other jurisdiction throughout the world, or under any international treaty for each of the following: (i) all classes or types of patents, including, without limitation, utility models, utility patents and design patents, patent applications and disclosures, and any extensions in any jurisdiction throughout the world; (ii) all copyrights, all ancillary and sub-rights of copyright, and all moral rights in both published and unpublished works, and all corresponding registrations and applications therefor in any jurisdiction throughout the world; (iii) all trademarks and service marks and trade names, and all corresponding registrations and applications therefor in any jurisdiction throughout the world; and (iv) all know-how, trade secrets, and confidential, technical and non- technical information created or acquired.

(w)“Investment Representation Letter” shall have the meaning ascribed to such term in Section 7.11.

(x)“Key Employees” shall mean those Employees listed on Schedule 1.1(x).

(y)“Key Employees Employment Documents” shall have the meaning ascribed to such term in Section 8.10.

(z)“Knowledge” of a Person means (i) with respect to any Person who is an individual, such Person shall be deemed to have “knowledge” of a specific fact or circumstance if such individual had actual knowledge of such fact or circumstance or after a reasonable inquiry within Seller’s organization should have had knowledge of such fact or circumstance and (ii) with respect to any other Person, such Person shall be deemed to have “knowledge” of a specific fact or circumstance if any executive officer or director of such Person has actual knowledge of such fact or circumstance or after a reasonable inquiry within Seller’s organization should have had knowledge of such fact or circumstance.

(aa) “Legal Requirement” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, order, code, edict, decree, consent decree, judgment, rule, regulation, ruling, requirement or other pronouncement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority, including, but not limited to, any bulk transfer laws.

(bb) “Liability” means any indebtedness, liability, loss or cost (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including, without limitation, any liability for Taxes.

(cc)    “License Agreement” shall have the mean ascribed to such term in the
Recitals.

(dd)    “Lien” shall mean any interest in property securing an obligation, whether such interest is based on common law, statute or contract (and including, but not limited to, any security interest or lien arising from a mortgage, claim, encumbrance, pledge, charge, easement, servitude, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes), reservations, exceptions, covenants, conditions, restrictions, leases, subleases, licenses, occupancy agreements, pledges, charges, assessments, covenants, reservations, defects in title, encroachments and other burdens, and other title exceptions and encumbrances affecting property of any nature, whether accrued or unaccrued, tangible or intangible, or absolute or contingent, excluding claims of Intellectual Property violations.

(ee) “Material Customer” shall include all Assignor’s customers for which there is outstanding deferred revenue and the Assignor’s top fifty (50) customers by revenue annually during the years ended December 31, 2019 and December 31, 2020, including, but not limited to those Material Customers identified on Schedule 1.1(ee).

(ff) “Person” means any natural person, any Governmental Authority and any entity the separate existence of which is recognized by any Governmental Authority including, without limitation, corporations, limited liability companies, partnerships, limited liability partnerships, joint ventures, joint stock companies, trusts, estates, companies and associations, whether organized for profit or otherwise.

(gg) “PIIA” shall have the meaning ascribed to such term in Section 8.10.

(hh) “Purchase Price” shall have the meaning ascribed to such term in
Section 3.1.

(ii) “Purchased Intellectual Property Assets” shall mean the Purchased Assets that constitute items of Intellectual Property, including those on listed on Exhibit B. For clarity Purchased Intellectual Property Assets does not include (i) any patent rights or (ii) copyrights comprising or relating to software code.

(jj) “Registrable Securities” means the Shares issued pursuant to this Agreement and any securities issued or issuable upon any stock split, dividend or other distribution, recapitalization or similar event with respect to such securities; provided, however, that Registrable Securities shall cease to be Registrable Securities with respect to Seller when (i) such securities have been disposed of in accordance with the Registration Statement or pursuant to Rule 144; (ii) such securities may be sold pursuant to Rule 144 without any manner-of-sale restrictions or volume limitations; or (iii) such securities cease to be outstanding.

(kk)    “Registration Statement” shall have the meaning ascribed to such term in
Section 7.11.

(ll)    “Related Agreements” shall mean the License Agreement, Employment
Documents, Trademark Assignment Agreement and Bill of Sale and the certificates, exhibits and schedules contemplated hereby or thereby.

(mm) “Released Encumbrances” shall have the meaning ascribed to such term in
Section 2.2.

(nn)    “Representatives” shall mean any officer, director, employee, accountant, counsel, investment banker, financial advisor or other representative of or any Affiliate of, such Person.

(oo) “Rule 144” means Rule 144 under the Securities Act or any successor or other similar rule, regulation or interpretation of the SEC that may at any time permit the sale of Registrable Securities to the public without registration.

(pp) “Rule 405” means Rule 405 under the Securities Act or any successor or other similar rule.

(qq) “SEC” means the U.S. Securities and Exchange Commission.

(rr) “SEC Reports” shall have the meaning ascribed to such term in Section 6.6. (ss) “Securities Act” means the Securities Act of 1933, as amended.
(tt) “Seller Intellectual Property” shall mean all of Seller’s Intellectual Property, whether created, developed, acquired, licensed, or otherwise used by Seller, including the Purchased Intellectual Property Assets which relate or pertain to or are used, held for use, intended to be used or reasonably necessary or required in the operation or conduct of the VS Business or in connection with any Asset, and which Purchased Intellectual Property Assets are listed on Exhibit B; and also including the Seller Licensed Intellectual Property which relates or pertains to or is used, held for use, intended to be used or reasonably necessary or required in the operation or conduct of the VS Business or in connection with any Asset, and which Seller Licensed Intellectual Property is listed on Exhibit 3 of the License Agreement.

(uu) “Seller Licensed Intellectual Property” shall mean those items of Intellectual Property within Seller Intellectual Property which are being licensed to Buyer under the License Agreement described in Recital C and which are delineated in Exhibit 3 of the License Agreement.

(vv) “Seller Products” means all products and services that have been or are currently offered, distributed or under development or contemplated for development in any material respect by Seller in connection with the VS Business or related to the VS Business (including all trademarks, brands and websites related to the VS Business.)

(ww)    “Shares” means 459,720 shares of Buyer Common Stock.

(xx) “Target Employees” means collectively the Key Employees and Identified Employees to whom the Buyer shall have extended Transfer Offers to.

(yy) “Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

(zz) “Termination Date” shall have the meaning ascribed to such term in Section 11.1(b).

(aaa)    “Transfer Agent” shall have the meaning ascribed to such term in
Section 3.1.

(bbb)    “Transfer Offers” means an extension of an offer of employment, effective as of the Closing Date, from Buyer.

(ccc) “VS Business” means that portion of the Assignor’s business, as it existed immediately prior to the General Assignment, of physical security, capturing, storing, viewing and conducting analysis of video surveillance, which business includes, among other things, the Seller Products. For clarity, the VS Business includes the commercial relationship between Assignor and the Material Customers to the extent assignable without consent.

(ddd) “VS Business Confidential Information” shall have the meaning ascribed to such term in Section 7.12.

When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified. Wherever the context requires, a singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. If the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day.

SECTION 2 SALE/PURCHASED ASSETS.

2.1.Purchased Assets. On the terms and subject to the conditions and exceptions contained herein, in addition to entering into the License Agreement, and upon Seller’s receipt of the payment and consideration by Buyer as set forth below in Section 3 .1, Seller hereby sells, conveys, assigns, and transfers to Buyer all of Seller’s right, title and interest in, to and under certain of the Assets, wherever located, whether tangible or intangible, personal or mixed, owned or held by Seller related to the VS Business, which together with the Seller Licensed Intellectual Property constitute those assets relating to or necessary for the use of the Purchased Intellectual Property Assets or operation of the VS Business, as such Assets exist on the Closing Date (for clarity, Purchased Intellectual Property Assets and the other Assets to be purchased by Buyer (including those assets related to the VS Business) are referred to collectively hereinafter as the “Purchased Assets”), including, but not limited to, the Purchased Assets listed on Exhibit B hereto, which shall be updated in advance of Closing.

2.2.As Is / Where Is Sale. The Purchased Assets will be sold, assigned, transferred, and conveyed to Buyer on the Closing Date on a “AS IS” and “WHERE IS” basis, with no representations or warranties other than those specifically set forth below, and subject to any and all existing liens, claims, encumbrances, interests, liabilities, options, charges, obligations, moral rights, rights of third parties (express or implied), restrictions, licenses and interests of any kind or nature (collectively, “Encumbrances”), except for the Encumbrances in favor of Runway Growth Credit Fund Inc. (the “Released Encumbrances”), all of which shall be released in connection with and as a condition to the Closing.

2.3.Assumed Liabilities. Buyer hereby agrees to assume the liabilities arising after the Closing Date with respect to the Purchased Assets (collectively, the “Assumed Liabilities”).

2.4.Excluded Liabilities. Except for the Assumed Liabilities or as otherwise expressly set forth in this Agreement, Buyer shall not assume and shall have no responsibility with respect to, any other liabilities, indebtedness or obligations of Seller or Assignor, known or unknown, absolute, or contingent, accrued or unaccrued, whether due or to become due (collectively, the “Excluded Liabilities”), which for the avoidance of doubt shall include, without limitation, any Liabilities arising out of the failure to comply with any applicable requirements and provisions of any bulk sales, bulk transfer or similar laws of any jurisdiction.

SECTION 3 CONSIDERATION.

3.1 Purchase Price. In consideration for Buyer’s purchase of the Purchased Assets, the rights granted under the License Agreement and assumption of the Assumed Liabilities, Buyer shall pay an amount equal to (i) the Cash Purchase Price, and (ii) the Shares to be issued directly to the name of Runway Growth Credit Fund Inc. (“Runway”) in partial satisfaction of secured debt owing to Runway (collectively, the “Purchase Price”). On the Closing Date, Buyer shall wire the net Cash Purchase Price in immediately available funds to an account designated in writing by Seller, and Buyer shall direct Computershare Trust Company, N.A., a federally chartered trust company in the United States of America (the “Transfer Agent”) to issue the Shares to be delivered to Runway, subject to Section 7.11 hereof.

SECTION 4 CLOSING.

4.1.Closing. The Closing shall take place at 9:00 a.m. Palo Alto time on the later of
(x)the date that is two (2) Business Days after the satisfaction or waiver (subject to applicable Laws) of the conditions set forth in 0 and Section 9 (excluding conditions that, by their terms are to be satisfied on the Closing Date but subject to the satisfaction or waiver of such conditions) or
(y)or such other date, place or time as may be agreed upon between the parties, such date being referred to herein as the “Closing Date” or “Closing.” If the Closing does not occur within thirty
(30) days of the Effective Date or such later date upon which Buyer and Seller agree in writing, this Agreement shall terminate upon written notice of termination given by either party hereto that is not in default of its obligations hereunder, and thereupon this Agreement shall become null and void and no party hereto will have any further rights or obligations hereunder.

4.2.Transfer of Possession. Except as otherwise provided in this Section 4.2, on the Closing Date, (a) title to the Purchased Assets shall pass to Buyer, (b) Seller shall execute such assignments, assumptions and other instruments of transfer to convey to Buyer title to all of the Purchased Assets subject to the Encumbrances except for the Released Encumbrances, in accordance with Section 2.2 of this Agreement, in form and substance reasonably satisfactory to Buyer, with such other appropriate instruments of title and consents of third parties as Buyer shall reasonably request in order to effectively transfer the Purchased Assets, including without limitation (i) a trademark assignment agreement in substantially the form of Exhibit C attached hereto (the “Trademark Assignment Agreement”); and (ii) the Bill of Sale in substantially the form of Exhibit D attached hereto (the “Bill of Sale”), and (c) Seller shall deliver documentation satisfactory to the Buyer evidencing the termination and cancellation of the Released
Encumbrances. The Purchased Assets shall be delivered via electronic transmission to the extent practicable. Seller shall make all other Purchased Assets available for Buyer to take physical possession at the Closing.

SECTION 5 REPRESENTATIONS AND WARRANTIES OF SELLER.

Except as to Seller’s representations and warranties provided below, the Purchased Assets are being sold “as is” and “where is” with no express or implied representation and warranties of any kind, nature, or type whatsoever from, or on behalf of Seller except that:

5.1.Organization, Good Standing. Seller is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware.

5.2.Due Authorization. Seller has all of the requisite power and authority to enter into and deliver this Agreement and to perform its obligations hereunder and under the General Assignment. The signing, delivery and performance by the Seller of this Agreement, and the consummation of all of the transactions contemplated hereby, have been duly and validly authorized by the Seller, and the Seller has all necessary approvals, permits, licenses and authorizations to consummate the transactions contemplated in this Agreement. This Agreement, when signed and delivered by the Seller will be duly and validly executed and delivered and will be the valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms. The Bill of Sale attached hereto, attached hereto as Exhibit D, when executed and delivered at Closing, and assuming due and proper execution by the Buyer, will constitute a valid and legal binding obligation of the Seller, enforceable against it in accordance with its terms. To the best of the Seller’s knowledge, no authorization, approval, consent of, or filing with any governmental body, department, bureau, agency, public board, authority or other third party is required for the consummation by the Seller of the transactions contemplated by this Agreement.

5.3.Litigation. To the best of the Seller’s knowledge, there is no claim, action, arbitration, inquiry, investigation, suit or proceeding pending or threatened against the Seller or Assignor that might affect in any way any Purchased Asset or the transactions contemplated by this Agreement, nor is the Seller aware or has grounds to know of any reasonable basis therefor. Seller further warrants and represents that it has not made, and is not subject to, any other judgment, order, agreement, contract, or arrangement of any kind with any other party with respect to the Purchased Assets which would in any way prevent the consummation of the transactions contemplated by this Agreement, or give rise against Buyer, or either one of them, to any claim, demand, cause of action, or liability as a result of the execution or consummation of this Agreement.

5.4.Title to Property and Purchased Assets. All rights, title and interests of Seller with regard to the ownership and possession of the Purchased Assets are rights, title and interests held as assignee pursuant to the General Assignment made by Assignor. Pursuant to this Agreement, Seller sells, assigns, and transfers all of its rights, title and interests in and to the Purchased Assets to Buyer. Seller sells, assigns, transfers and conveys the Purchased Assets to Buyer “as is” and “where is”, with no representations or warranties as to merchantability, fitness or use. To Seller’s actual knowledge, without any special research by Seller, the Purchased Assets are not subject to any Encumbrances other than the Released Encumbrances.

5.5.[RESERVED].

5.6.[RESERVED].

5.7.[RESERVED].

5.8.[RESERVED].

5.9.[RESERVED].

5.10.[RESERVED].

5.11.[RESERVED].

5.12.[RESERVED].

5.13.[RESERVED].

5.14.[RESERVED].

5.15.[RESERVED].

5.16.[RESERVED].

5.17.[RESERVED].

5.18.[RESERVED].

5.19.[RESERVED].

5.20.No Finder’s Fees. Seller represents that it neither is nor will be obligated for any finder’s or broker’s fee or commission in connection with this transaction. Seller agrees to indemnify and hold harmless Buyer from any liability for any commission or compensation in the nature of a finder’s or broker’s fee (and any asserted liability as a result of the performance of services by any such finder or broker) for which the Seller or any of its Representatives is responsible.

5.21.Accredited Investor; Investment Experience; Exculpation. Runway is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act. Runway has such knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of the transactions. Seller acknowledges on its own behalf and on behalf of Runway that neither is relying upon any Person, other than Buyer and its officers and directors, in making its investment or decision to invest in Buyer.

5.22.[RESERVED].

5.23.Full Disclosure. No representation or warranty by Seller contained in this Agreement and no statement contained in any Related Agreement delivered to Buyer by Seller at the Closing related to the VS Business, contains any untrue statement of material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which they were made.

SECTION 6 REPRESENTATIONS AND WARRANTIES OF BUYER.

Buyer represents and warrants to Seller as follows:

6.1.Organization and Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as currently conducted.

6.2.Due Authorization. The execution, delivery, and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby are within the power of Buyer and have been duly authorized by all necessary actions on the part of Buyer. The execution of this Agreement by Buyer constitutes, or will constitute, a legal valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as limited by bankruptcy, insolvency, or other laws of general application relating to or affecting the enforcement of creditors’ right generally and general principles of equity.

6.3.Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority is required on the part of Buyer in order to enable Buyer to execute, deliver and perform its obligations under this Agreement or the Related Agreements to which Buyer is a party, or the consummation of any other transaction contemplated by the Agreement or the Related Agreements to which Buyer is a party, except for such qualifications or filings under other state’s applicable securities laws as may be required in connection with the transactions contemplated by this Agreement. All such qualifications and filings will, in the case of qualifications, be effective on the Closing and will, in the case of filings, be made within the time prescribed by law.

6.4.Litigation. To the best of Buyer’s knowledge, there is no litigation, suit, action, arbitration, inquiry, investigation or proceeding pending or, to the knowledge of Buyer, threatened, before any court, agency or other governmental body against Buyer (or any corporation or entity affiliated with Buyer) which seeks to enjoin or prohibit or otherwise prevent the transactions contemplated by the Agreement or the Related Agreements to which Buyer is a party. To Buyer’s knowledge, Buyer is not a party or subject to the provisions of any Legal Requirement that would prevent or materially interfere with or delay the consummation of the transactions contemplated by the Agreement or the Related Agreements to which Buyer is a party.

6.5.Valid Issuance of Shares. The Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under this Agreement, applicable state and federal securities laws and governing documents of Buyer. The Shares will be issued in compliance with all applicable federal and state securities laws.

6.6.SEC Reports. In the last twelve (12) months, the Buyer has timely filed all registration statements, reports, schedules, forms, statements, and other documents required to be filed by it under the Securities Act and the Exchange Act. Such registration statements, reports, schedules, forms, statements, and other documents required to be filed by the Buyer under the Securities Act and the Exchange Act, together with any materials filed or furnished by the Buyer, whether or not any such documents were required, being collectively referred to herein as the “SEC Reports.” As of their respective filing dates, the SEC Reports filed by the Buyer complied in all material respects with the requirements of the Securities Act, the Exchange Act and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed by the Buyer, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case except to the extent corrected by an SEC Report filed subsequently but prior to the date hereof.

SECTION 7 COVENANTS.

7.1.Conveyance of Assets.

(a)At or prior to Closing, Seller shall execute any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things as are necessary to transfer, vest, perfect or confirm right, title, interest or ownership (of record or otherwise) of the Purchased Assets, including the Seller’s rights in the Purchased Assets, as reasonably requested by Buyer. For clarity, Buyer shall own all Purchased Assets, including those that constitute Purchased Intellectual Property Assets, and Buyer shall have license rights in accordance with the License Agreement.

(b)If at any time after the Closing, Buyer is advised that any additional deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are reasonably necessary to vest, perfect or confirm Buyer’s ownership (of record or otherwise), right, title or interest in, to or under any or all of the Purchased Assets or otherwise to carry out the intent of this Agreement, Seller shall execute and deliver all deeds, bills of sale, instruments of conveyance, assignments and assurances and take and do all such other actions and things as may be reasonably requested by Buyer in order to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or Purchased Assets in Buyer or otherwise to carry out this Agreement.

(c)In case after the Closing Date any further action is reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, as soon as reasonably practicable, each party hereto shall take, or cause its proper officers or directors to take (or in the case of Seller, shall cause the responsible or properly authorized individual to take), all such reasonably necessary, proper or advisable actions. Furthermore, Seller agrees to cooperate with Buyer and to take all actions, including execution of any documents, reasonably requested by Buyer necessary to maintain, preserve, protect, and enforce the Purchased Assets.

7.2.[RESERVED].

7.3.Preservation of VS Business. During the period from the date hereof until the Closing, except as required by applicable law, as otherwise expressly contemplated by this Agreement, or with the prior written consent of the Buyer, Seller shall as it relates to the VS Business:

(a)[RESERVED];

(b)[RESERVED];

(c)[RESERVED];

(d)[RESERVED];

(e)not mortgage, pledge or subject to any Encumbrance the Seller or any of the Purchased Assets;

(f)not sell, assign, license, transfer, convey, lease, surrender, relinquish or otherwise dispose of any of the Purchased Assets, except in the ordinary course of business;

(g)not settle or compromise any claim, Liability, action or obligation related to or in connection with the Purchased Assets, other than the payment, discharge or satisfaction of Liabilities in the ordinary course of business or as otherwise contemplated by this Agreement;

(h)[RESERVED];

(i)[RESERVED];

(j)[RESERVED];

(k)[RESERVED];

(l)not make any change in any method of accounting or accounting practice or policy, except as required by applicable Law or the Accounting Standards;

(m)[RESERVED];

(n)not enter into, or amend, waive or modify in any material respect, or consent to the termination of any Contract;

(o)[RESERVED];

(p)not (i) file a petition seeking relief under any applicable federal, state or foreign bankruptcy, insolvency or other similar law; or (ii) consent to the institution of proceedings thereunder or to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of Seller or of any substantial part of its properties;

Standards;
(q)
(q)maintain its books, records and accounts in accordance with the Accounting

(r)not enter into any lease of real or personal property or any renewals thereof for the Assets involving a term of more than one month; or

(s)not enter into an agreement to do any of the foregoing.

7.4.[RESERVED].

7.5.[RESERVED].

7.6.Mail, E-mails and Web Traffic. Seller agrees to forward to Buyer all communications regarding the Purchased Assets or VS Business received by Seller, if any. Following the Closing, Seller agrees to, promptly transfer all email accounts, brands, web pages related to the Purchased Assets or VS Business. Seller agrees to promptly following such transfer terminate Seller access to such email accounts, brands, web pages related to the Purchased Assets, except to the extent otherwise requested by the Buyer in writing. Prior to such transfer Seller agrees to only access such email accounts, brands, web pages related to the Purchased Assets to maintain their operation, facilitate Buyer receiving communication and operating the VS Business or to take other actions requested by the Buyer.

7.7.Access. During the period from the date hereof until the Closing Date, Seller shall afford Buyer and its directors, officers, employees, agents and consultants, reasonable access during normal business hours to all of its books, Contracts, personnel and records relating to the Purchased Assets as reasonably requested by Buyer. After the Closing Date, Buyer shall cooperate with Seller by providing Seller with information and records relating to Assignor’s liabilities and creditors as reasonably requested by Seller in connection with the administration of the General Assignment. Buyer agrees that Seller shall be entitled to use the name of Assignor as reasonably necessary in Seller’s communications with creditors and the liquidation of the assets of the General Assignment.

7.8.Discharge of Business Obligations After Closing. If the Seller receives or collects any funds relating to any accounts receivable or any other rights to payment with respect to the Purchased Assets arising from goods, services or value provided from or after the Closing, the Seller shall remit such funds to Buyer within five (5) Business Days after its receipt thereof.

7.9.Publicity. Except as set forth below, neither party nor their respective Affiliates shall make or issue any public release or announcement concerning the transactions contemplated hereby without the prior consent of Seller or Buyer, as applicable, (which consent shall not be unreasonably withheld), except, in the case of Buyer and its Affiliates, as such release or announcement may be required by law or the applicable rules or regulations of any securities exchange or securities market. For the avoidance of doubt, Buyer or its Affiliates may file a Current Report on Form 8-K in connection with this transaction as Buyer or its Affiliates deem necessary or appropriate and/or may announce via a press release or otherwise the transactions contemplated hereby, including filing copies of the Agreement and Related Agreements as may be necessary or appropriate. In addition, the Buyer and its Affiliates will make such other filings and notices in the manner and time required by the SEC or the applicable rules or regulations of any securities exchange or securities market.

1.[RESERVED].

2.S-3 Registration. (a) Subject to this Section 7.11, the Buyer hereby agrees to file for public resale the Shares on a registration statement on Form S-3 (or such other form as Buyer is then eligible to use) (the “Registration Statement”) with the SEC within thirty (30) calendar days (or the next Business Day thereafter) following the Closing Date; provided, however, that no filing of such Registration Statement shall be required during any period in which Buyer’s insider trading policy would prohibit executive officers of Buyer from trading in Buyer’s securities. Notwithstanding anything in this Agreement to the contrary, following such registration, the Seller agrees (except with the prior written approval of the Buyer not to be unreasonably withheld or delayed) not to sell any Shares on a particular day, if the sale of such shares would on such day exceed five percent (5%) of the average daily trading volume of the Shares on NASDAQ over the five (5) trading days preceding such date of sale. Subject to the terms of this Agreement, Buyer shall use commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after such filing and to keep the Registration Statement continuously effective and in compliance with the Securities Act and usable for resale of Registrable Securities covered thereby from the date of its initial effectiveness until the earlier of (i) two (2) years following the Closing Date, and (ii) such time as no Registrable Securities remain outstanding (including as a result of the proviso set forth in the definition of Registrable Securities) (such period, the “Effectiveness Period”). Any holder of the Shares may, by written request to Buyer to remove any or all of the legends described in this Section 7.11 from any certificates evidencing such Shares (and to remove the comparable notation in respect of any Shares in book-entry form), remove such legend(s) or notation(s), if at the time of such written request (i) a registration statement under the Securities Act is at that time in effect with respect to the legended security or (ii) the legended security can be freely transferred in a transaction in compliance with Rule 144 without such a registration statement being in effect, and, in the case if the holder of such Shares (x) executes and delivers a representation letter that includes customary representations regarding the holding requirements and whether such holder is an “affiliate” for purposes of Rule 144, and/or (y) secures the delivery to the Transfer Agent and the Buyer (reasonably acceptable to such Persons) of an opinion by counsel that such legend is not required in order to establish compliance with any provisions of the Securities Act. It shall be a condition precedent to the obligations of the Buyer to take any action pursuant to this Section 7.11 with respect to Registrable Securities Runway that Runway shall furnish to Buyer such information regarding Runway as reasonably requested by Buyer. Runway is an intended third party beneficiary to the agreements and undertakings in this Section 7.11 and Buyer acknowledges that Runway’s agreement to release the Released Encumbrances with respect to the Purchased Assets is given in reliance upon the agreements and undertakings in this Section 7.11.

Runway Cooperation.

(i)Seller shall cause Runway to furnish in writing to the Buyer such information regarding Runway, the Registrable Securities held by Runway and the intended method of disposition of the Registrable Securities held by Runway as shall be reasonably required to effect the registration of such Registrable Securities and shall cause

Runway to execute, or shall cause to be executed, such customary documents in connection with such registration as Buyer may reasonably request. In connection therewith, upon the execution of this Agreement, Seller shall cause Runway to complete, execute and deliver to Buyer a selling securityholder notice and questionnaire in the form attached hereto as Exhibit E (“Investment Representation Letter”). At least five (5) Business Days prior to the first anticipated filing date of the Registration Statement, Buyer shall notify Runway of any additional information Buyer requires from Runway, and Seller shall cause Runway to provide such information to Buyer at least three (3) Business Days prior to the first anticipated filing date of the Registration Statement.

(ii)Seller shall cause Runway to agree to cooperate with Buyer as reasonably requested by Buyer in connection with the preparation and filing of the Registration Statement.

(iii)Seller shall cause Runway not to use any free writing prospectus (as defined in Rule 405) in connection with the sale of Registrable Securities without the prior written consent of Buyer.

(iv)Seller shall cause Runway to covenant and agree that it will comply with the prospectus delivery requirements of the Securities Act as applicable to it or an exemption therefrom in connection with sales of Registrable Securities pursuant to any Registration Statement.

Runway shall be free to sell the Shares if such sale is required to satisfy payment of a claim pursuant to this Agreement. For the avoidance of doubt, the Shares shall be restricted securities and the Seller agrees to the affixing of the following legend or a similar legend on any certificate or book-entry position evidencing any of the Shares:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS AND MAY NOT BE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER THE ACT AND THE RULES AND REGULATIONS THEREUNDER AND APPLICABLE STATE SECURITIES LAWS.

7.12.Confidentiality. Seller agrees and agrees to cause its Affiliates and its and their respective assignees and successors-in-interest, in each case, to keep confidential and not, directly or indirectly, use, disclose, reveal, publish, transfer or provide access to any and all VS Business Confidential Information. As used in this Agreement, “VS Business Confidential Information” means all material and information relating to the business, affairs and assets of the VS Business, including, without limitation, material and information that concerns or relates to the VS Business’s bidding and proposal, technical, computer hardware and software, administrative, management, operational, data processing, financial, marketing, sales, human resources, business development, strategic planning, and/or other business activities, regardless of whether such material and information is maintained in physical, electronic, or other form, that is: (i)(A) gathered, compiled, generated, produced, or maintained by such person or entity through its employees and agents, or provided to such person or entity by its suppliers, service providers, customers or equity holders; and (B) intended and maintained by such person or entity, or its suppliers, service providers, customers or equity holders to be kept in confidence; or (ii) not generally known to the public by reason other than breach of this Agreement or other misconduct. Examples of “VS Business Confidential Information” include but are not limited to bids, proposals, policies, specifications, procedures, software, programs, techniques, formulas, trade secrets, analytical models, plans, processes, managerial methods and decisions, customer names and lists, customer needs and requirements, cost and financial data, personnel files and other employee information, drawings, charts, diagrams, graphs, contracts, reports, manuals, handbooks, policies, proposals, worksheets, correspondence, memoranda, and forms. Seller and Buyer agree, and agree to cause their Affiliates and their respective Representatives, in each case, to hold all documents or information disclosed or otherwise made available by inspection, observation or otherwise concerning Seller furnished to Buyer and all documents and information concerning Buyer furnished to Seller, in each case, whether disclosed in writing, orally, electronically or otherwise in connection with the transactions contemplated by this Agreement, in strict confidence, unless compelled to disclose by judicial or administrative process, or, in the opinion of its counsel, by other requirements of applicable law or except to the extent that such information can be shown to have been (i) previously known by Buyer prior to its disclosure by Seller, (ii) previously known by Seller prior to its disclosure by Buyer, (iii) in the public domain through no fault of Seller or Buyer, (iv) later lawfully acquired by Seller or Buyer from other sources not under an obligation of confidentiality, or (v) developed by Seller or Buyer independently and without reference to any confidential information of the other parties; and will not release or disclose such information to any third party, except in connection with this Agreement to its respective Representatives. The parties agree that all information obtained in connection with this Agreement, the Related Agreements and the transactions contemplated thereby shall be kept confidential in accordance with the provisions of this Section 7.12. The provisions of this Section 7.12 shall not apply to or restrict in any manner Buyer’s use of any VS Business Confidential Information. If a party becomes compelled in any claim (other than a claim between or among the parties) or is requested by a Governmental Authority having regulatory jurisdiction over the transactions contemplated under this Agreement to make any disclosure that is prohibited or otherwise constrained by this Section 7.12, such party shall provide the other party with prompt notice of such compulsion or request so that it may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Section 7.12. In the absence of a protective order or other remedy, such party may disclose that portion (and only that portion) of the confidential information that, based upon advice of such party’s counsel, such party is legally compelled to disclose or that has been requested by such Governmental Authority; provided, however, that such party shall use commercially reasonable efforts to obtain reasonable assurance that confidential treatment will be afforded by any Person to whom any confidential information is so disclosed.

7.13.[RESERVED].

7.14.Non-Solicitation.

(a)Seller agrees that Seller, its Affiliates and any of their assignees, successors- in-interest and any third party that acquires material Seller Intellectual Property (the “Seller
Restricted Parties”) shall not, during the period commencing on the Closing and ending on the second (2nd) anniversary of the Closing Date, directly or indirectly, without the prior written consent of the Buyer:

(i)personally or through any other Person, hire, encourage, induce, attempt to induce, recruit, solicit, attempt to solicit (on each Seller Restricted Party’s own behalf or on behalf of any other Person), or take any other action (including the hiring of a Key Employee or Identified Employee) that is intended to induce or encourage, any Key Employee or Identified Employee to leave or reduce such employee’s employment or service with the Buyer, the Seller or any of their respective affiliates or otherwise with the business or operations of the Seller; provided, however, that the foregoing restriction shall not apply to (A) general advertisements of employment opportunities which are not targeted at any employee(s) or the hiring of persons who respond to any such general advertisements without any other encouragement inducement, attempted inducement, recruitment, solicitation or attempted solicitation (or any action attempting to achieve the foregoing) by (or on behalf of) Seller (so long as Seller has not directly or indirectly otherwise breached this Section 7.14) or (B) employees who have been terminated by Buyer prior to commencement of employment discussions between Seller and such Person; or

(ii)personally or through any other Person, knowingly encourage, induce, attempt to induce, solicit, attempt to solicit (on such Seller Restricted Party’s own behalf or on behalf of any other Person), or take any other action that is intended to induce or encourage any customer, supplier, vendor or other Person with a material business relationship with the Buyer’s VS Business, the Seller or any of their respective

Affiliates to terminate, reduce or otherwise modify in any adverse respect its business relationship and activities with the Buyer’s VS Business, the Seller or any of their respective Affiliates.

(b)Each Seller Restricted Party acknowledges and represents that: (i) sufficient consideration has been given by each party to this Agreement to the other as it relates hereto and the covenants, obligations and agreements under this Section 7.14 were taken into account in determining the Purchase Price; (ii) such Seller Restricted Party has consulted with independent legal counsel regarding its, his or her rights and obligations under this Section 7.14; (iii) such Seller Restricted Party fully understands the terms and conditions contained herein; (iv) the restrictions and agreements in this Section 7.14 are reasonable in all respects and necessary for the protection of the Buyer and its business and that, without such protection, the Buyer’s customer and client relationships and competitive advantage would be materially adversely affected; and (v) the agreements in this Section 7.14 are an essential inducement to the Buyer to enter into this Agreement and they are in addition to, rather than in lieu of, any similar or related covenants to which such Seller Restricted Party is party or by which it is bound.

(c)Notwithstanding the foregoing, in the event of any breach on the part of a Seller Restricted Party of any provision of this Section 7.14, the applicable restricted period for such Seller Restricted Party shall be automatically extended by a number of days equal to the total number of days in the period from the date on which such breach shall have first occurred through the date as of which such breach shall have been fully cured by such Seller.

7.15.Restrictions on Transfer. Seller shall not transfer any Seller Intellectual Property or Assets to any Person if such transfer could reasonably be anticipated to materially deprive Buyer of the benefit of any related license or assets or otherwise materially interfere with the operation of the VS Business.

SECTION 8 CONDITIONS PRECEDENT TO THE CLOSING BY BUYER.

The obligation of Buyer to consummate this Agreement is subject to the fulfillment (or waiver by Buyer) at or prior to the Closing Date of the conditions set forth below.

8.1.Representations and Warranties. The representations and warranties of Seller that are qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date). The Fundamental Representations shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date).

8.2.Performance. Seller shall have complied in all material respects with all covenants and agreements and satisfied in all material respects all conditions to be performed or satisfied by Seller on or prior to the Closing Date.

8.3.No Action. No action or proceeding shall have been instituted, pending or threatened before any Governmental Authority, or instituted or threatened by any individual or entity, whether brought against Buyer or Seller, pertaining to the acquisition by Buyer of the Assets, and no order (other than an order permitting a sale to a third party) shall have been issued by any Governmental Authority having jurisdiction the results of which would prevent, materially delay or make illegal the consummation of such purchase.

8.4.Acquired Contracts . On or prior to the Closing, Buyer shall have (i) received complete copies of the Acquired Contracts; (ii) have entered into the VMWare Accession Agreement; and (iii) received copies of all governmental filings relating to the VS Business requested from Buyer.

8.5.Released Encumbrances. The Purchased Assets shall be free and clear of all Released Encumbrances, and all notices required to have been given and releases required to be obtained by Seller permitting the assumption by or assignment to Buyer of the Purchased Assets free and clear of all Released Encumbrances shall have been given and obtained by Seller (and copies thereof shall have been provided to Buyer). Without limiting the generality of the foregoing, with respect to the Released Encumbrances, UCC termination statements shall have been filed wherever UCC financing statements were filed, any security interests on file with the

Patent and Trademark Office or the Copyright Office shall have been released and evidence of the foregoing reasonably satisfactory to Buyer shall have been provided to Buyer.

8.6.[RESERVED].

8.7.Bill of Sale; Trademark Assignment Agreement. Seller shall have executed and delivered the Bill of Sale, the Trademark Assignment Agreement and any other instruments of transfer reasonably requested by Buyer to consummate and make effective the transactions contemplated by this Agreement.

8.8.[RESERVED].

8.9.FIRPTA Compliance. Seller shall have delivered a certificate of “non-foreign status,” in form and substance satisfactory to Buyer, satisfying the requirements of Income Tax Regulations section 1.1445-2(b)(2)

8.10.Employment Documents. Prior to or concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Buyer’s willingness to enter into this Agreement, the Key Employees shall have signed a Transfer Offer and proprietary information and invention assignment agreement (“PIIA”) with Buyer or a subsidiary thereof, (collectively, the “Key Employees Employment Documents”), the effectiveness of which shall be contingent upon the Closing; and at least ninety percent (90%) of the Identified Employees shall have signed a Transfer Offer and PIIA with Buyer or a subsidiary thereof (collectively, the “Identified

Employees Employment Documents” and, together with the Key Employees Employment Documents, the “Employment Documents”), the effectiveness of which shall be contingent upon the Closing. For the avoidance of doubt, if ten percent (10%) or more of the Identified Employees do not execute Employment Documents on terms reasonably satisfactory to Buyer, Buyer shall have a right to termination pursuant to Section 11.1 hereto.

8.11.License Agreement. Seller shall have executed and delivered to Buyer the License Agreement.

8.12.Investment Representation Letter. Runway shall have executed and delivered to Buyer the Investment Representation Letter.

8.13.[RESERVED].

8.14.Lender Consents. Seller shall have obtained the consent of Runway Growth Credit Fund Inc., to consummate the transactions hereby without breaching any arrangement.

SECTION 9 CONDITIONS PRECEDENT TO THE CLOSING BY SELLER.

The obligation of Seller to consummate this Agreement is subject to the fulfillment (or waiver by Seller) at or prior to the Closing Date of the conditions set forth below.

9.1.Representations and Warranties. The representations and warranties of Buyer contained in this Agreement that are qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date).

9.2.Performance. Buyer shall have performed or complied in all material respects with all covenants and agreements and satisfied in all material respects all conditions to be performed or satisfied by Buyer prior to the Closing Date.

9.3.Consideration. On the Closing Date, Buyer shall deliver, or cause to be delivered, to Seller the Purchase Price, in accordance with Section 3.1.

9.4.No Actions. No action or proceeding shall have been instituted or threatened before any Governmental Authority, or any individual or entity, whether brought against Buyer or Seller, pertaining to the acquisition by Buyer of the Assets, and no order shall have been issued by any Governmental Authority having jurisdiction the results of which could prevent, materially delay or make illegal the consummation of such purchase.

SECTION 10 SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION.

10.1.Survival of Representations, Warranties and Covenants. All representations and warranties made by the Buyer herein, or in any certificate, Schedule or Exhibit delivered pursuant hereto, shall survive the Closing for a period of three (3) months after the Closing Date. All representations and warranties made by Seller herein shall terminate effective as of the Closing.

10.2.Indemnification. For the purpose of this Section 10.2 and when used elsewhere in this agreement, “Loss” shall mean and include any and all liability, loss, damage, claim, expense, cost, fine, fee, penalty, obligation or injury including, without limitation, those resulting from any and all actions, suits, proceedings, demands, assessments, judgments, award or arbitration, together with reasonable costs and expenses including the reasonable attorneys’ fees and other legal costs and expenses relating thereto.

10.3.No Indemnification by Seller. Seller is selling to Buyer the Purchased Assets defined in this Agreement on an “AS IS” and “WHERE IS” basis, clear of the Released Encumbrances but not of other Encumbrances, with no representations or warranties as to merchantability, fitness or usability or in any other regard (except for the limited representations and warranties specifically set forth above), and Seller does not agree to defend, indemnify or hold harmless Buyer, any parent, subsidiary or affiliate of Buyer or any director, officer, employee, stockholder, agent or attorney of Buyer or of any parent, subsidiary or affiliate of Buyer from and against and in respect of any Loss which arises out of or results from the transactions described herein.

10.4.Indemnification By Buyer. Subject to the provisions and limitations set forth in this Section 10, Buyer agrees to defend, indemnify and hold harmless Seller, any parent, subsidiary or affiliate of Seller, and any officers, directors, members, agents, managers, representatives, employees or attorneys of Seller or of any parent, subsidiary or affiliate of Seller (collectively, the

“Seller Indemnitees”) from and against and in respect of any Loss which arises out of or results from:

(a)any breach by Buyer of any covenant made herein, or the inaccuracy or untruth of any representation or warranty of Buyer made herein; or

(b)the use of the Purchased Assets after the Closing.

10.5.Period for Making Claims. A claim for indemnification by Seller under this Section 10 may be brought, if at all, for a period of six months after the Closing Date, with respect to any claim or claims for indemnification under this Section 10.

SECTION 11 TERMINATION.

11.1.Termination. This Agreement may be terminated, and the transactions contemplated herein may be abandoned, at any time on or prior to the Closing Date:

(a)with the mutual written consent of the Seller and the Buyer;

(b)by the Seller or the Buyer, if the Closing does not occur within thirty (30) days of the Effective Date or such later date upon which Buyer and Seller agree in writing (the “Termination Date”); provided, that the right to terminate this Agreement under this Section 11.1(b) shall not be available to (i) the Seller if the failure of the Seller to fulfill any of its obligations under this Agreement caused the failure of the Closing to occur on or before such date or (ii) the Buyer if the failure of the Buyer to fulfill any of its obligations under this Agreement caused the failure of the Closing to occur on or before such date;

(c)by the Seller if any of the conditions set forth in Section 9 shall have become incapable of fulfillment on or prior to the Termination Date and shall not have been waived by the Seller, unless the failure of such condition is the result of a material breach of this Agreement or a representation, warranty or covenant by the Seller (which breach was not cured within ten (10) days after written notice thereof);

(d)by the Buyer if any of the conditions set forth in 0 shall have become incapable of fulfillment on or prior to the Termination Date and shall not have been waived by the Buyer, unless the failure of such condition is the result of a material breach of this Agreement or a representation, warranty or covenant by the Buyer (which breach was not cured within ten (10) days after written notice thereof);

(e)by the Buyer if the VMWare Accession Agreement is not entered into with
VMWare; or

(f)by the Buyer if more than ten percent (10%) of the Identified Employees revoke or reject their respected Transfer Offer prior to the Closing Date.

In the event of termination by the Seller or the Buyer pursuant to this Section 11.1 (other than Section 11.1(a)), written notice thereof shall be given to the other party.

11.2.Effect of Termination. If this Agreement is terminated pursuant to Section 11.1, all obligations of the parties hereunder shall terminate, except for the obligations set forth in Section
7.9 (Publicity), Section 7.12 (Confidentiality) and Section 12.2 (Expenses), which shall survive the termination of this Agreement, and except that no such termination shall relieve any party from liability for any prior breach of this Agreement.

SECTION 12 GENERAL PROVISIONS.

12.1.Notices. All notices, requests, consents, and other communications required or permitted hereunder shall be in writing and shall be personally delivered, mailed using first-class, registered, or certified mail, postage prepaid, or sent by electronic mail to the following addresses or to such other address as the parties hereto may designate in writing:

Seller:

PV3 (an ABC) LLC
c/o Ravix Group

226 Airport Parkway, Suite 400 San Jose, CA 95110
Attention: Michael Cronin and Dan Saccani Telephone: (925) 212-5015
Email: mcronin@ravixgroup.com and dsaccani@ravixgroup.com with a copy to, which shall not constitute notice:
Vectis Law
1900 S. Norfolk St., Suite 350 San Mateo, CA 94403 Attention: Patrick M. Costello Telephone: (650) 320-1688
Email: pcostello@vectislawgroup.com

Buyer:
Quantum Corporation
224 Airport Parkway, Suite 550
San Jose, CA 95110
Attention: Brian E. Cabrera, Chief Legal and Compliance Officer
Telephone: (408) 944-4000
Email: brian.cabrera@Quantum.com

with a copy to, which shall not constitute notice:

Pillsbury Winthrop Shaw Pittman LLP 2550 Hanover Street
Palo Alto, CA 94304 Attention: James J. Masetti
Telephone: (650) 233-4754
Email: jim.masetti@pillsburylaw.com

All such notices, requests, consents and other communications shall be deemed to be properly given (a) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (b) if delivered by facsimile transmission or electronic mail to the facsimile number or email address as provided for in this Section, be deemed given upon delivery confirmation if sent during normal business hours of the recipient; if not, then on the next business day, (c) if sent by registered or certified mail, three (3) business days after the same has been deposited in the mail, addressed and postage prepaid as set forth above and (d) if delivered by overnight courier to the address as provided in this Section, be deemed given on the earlier of the first business day following the date sent by such overnight courier or upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

12.2.Expenses. Each party will pay for its own legal, accounting, investment banking or valuation services, and any and all other costs and expenses incurred with respect to the transactions contemplated hereby and the negotiation and execution of this Agreement, including any action resulting from a breach of this Agreement.

12.3.Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which when executed by the parties hereto and delivered shall be deemed to be an original, and all such counterparts taken together shall be deemed to be but one and the same instrument. This Agreement may be executed and delivered by facsimile or .PDF signature, and upon such delivery the facsimile signature or .PDF signature will be deemed to have the same effect as if the original signature had been delivered to the other party.

12.4.AS-IS Sale: Warranty Disclaimer.

(a)EXCEPT AS SET FORTH HEREIN, THE PURCHASED ASSETS AND THE SELLER LICENSED INTELLECTUAL PROPERTY ARE PROVIDED “AS IS” WITHOUT WARRANTY OF ANY KIND, INCLUDING WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR NONINFRINGEMENT.

(b)BUYER ACKNOWLEDGES AND AGREES THAT UPON CLOSING SELLER SHALL SELL AND CONVEY ALL OF ITS RIGHT, TITLE AND INTEREST IN AND TO THE PURCHASED ASSETS AND THE SELLER LICENSED INTELLECTUAL PROPERTY TO BUYER AND BUYER SHALL ACCEPT THE PURCHASED ASSETS “AS IS, WHERE IS, WITH ALL FAULTS.” BUYER HAS NOT RELIED AND WILL NOT RELY ON, AND SELLER IS NOT LIABLE FOR OR BOUND BY, ANY EXPRESS OR IMPLIED WARRANTIES, GUARANTEES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PURCHASED ASSETS OR RELATING THERETO MADE OR FURNISHED BY SELLER OR ITS REPRESENTATIVES, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING, EXCEPT AS

EXPRESSLY STATED HEREIN. BUYER ALSO ACKNOWLEDGES THAT THE PURCHASE PRICE REFLECTS AND TAKES INTO ACCOUNT THAT THE PURCHASED ASSETS AND THE SELLER LICENSED INTELLECTUAL PROPERTY ARE BEING SOLD OR LICENSED “AS IS, WHERE IS, WITH ALL FAULTS.”

(c)BUYER ACKNOWLEDGES TO SELLER THAT BUYER WILL HAVE THE OPPORTUNITY TO CONDUCT PRIOR TO CLOSING SUCH INSPECTIONS AND INVESTIGATIONS OF THE PURCHASED ASSETS AND THE SELLER LICENSED INTELLECTUAL PROPERTY AS BUYER DEEMS NECESSARY OR DESIRABLE TO SATISFY ITSELF AS TO THE PURCHASED ASSETS AND THE SELLER LICENSED INTELLECTUAL PROPERTY AND ITS ACQUISITION THEREOF. BUYER FURTHER WARRANTS AND REPRESENTS TO SELLER THAT BUYER WILL RELY SOLELY ON ITS OWN REVIEW AND OTHER INSPECTIONS AND INVESTIGATIONS IN THIS TRANSACTION AND NOT UPON THE INFORMATION PROVIDED BY OR ON BEHALF OF SELLER, OR ITS AGENTS, EMPLOYEES OR REPRESENTATIVES WITH RESPECT THERETO. BUYER HEREBY ASSUMES THE RISK THAT ADVERSE MATTERS

INCLUDING, BUT NOT LIMITED TO, LATENT OR PATENT DEFECTS, ADVERSE PHYSICAL OR OTHER ADVERSE MATTERS, MAY NOT HAVE BEEN REVEALED BY BUYER’S REVIEW AND INSPECTIONS AND INVESTIGATIONS.

12.5.Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the state of California, excluding that body of law pertaining to conflicts of laws.

12.6.Limitation of Liability. NOTWITHSTANDING ANYTHING ELSE IN THIS AGREEMENT OR OTHERWISE, SELLER SHALL NOT BE LIABLE OR OBLIGATED WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY (I) FOR ANY INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES OR LOST DATA, (II) FOR COST OF PROCUREMENT OF SUBSTITUTE GOODS, TECHNOLOGY OR SERVICES, OR (III) FOR ANY MATTER BEYOND SELLER’S REASONABLE CONTROL.

12.7.Waiver of Jury Trial. SELLER AND BUYER HEREBY EXPRESSLY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, CAUSE OF ACTION, OR PROCEEDING ARISING UNDER OR WITH RESPECT TO THIS AGREEMENT, OR IN ANY WAY CONNECTED WITH, OR RELATED TO, OR INCIDENTAL TO, THE DEALINGS OF THE PARTIES HERETO WITH RESPECT TO THIS AGREEMENT OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND IRRESPECTIVE OF WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE. SELLER AND BUYER HEREBY AGREE THAT ANY SUCH CLAIM, DEMAND, ACTION, CAUSE OF ACTION, OR PROCEEDING SHALL BE DECIDED BY A COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE OTHER PARTY OR PARTIES HERETO TO WAIVER OF ITS OR THEIR RIGHT TO TRIAL BY JURY.

12.8.Submission to Jurisdiction and Selection of Forum. EACH PARTY HERETO
(A)AGREES THAT IT SHALL BRING ANY ACTION OR PROCEEDING IN RESPECT OF ANY CLAIM ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTAINED IN OR CONTEMPLATED BY THIS AGREEMENT, WHETHER IN TORT OR CONTRACT OR AT LAW OR IN EQUITY, EXCLUSIVELY IN
(I) THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF CALIFORNIA OR IN THE EVENT THAT SUCH COURT LACKS SUBJECT MATTER JURISDICTION OVER THE ACTION OR PROCEEDING, (II) IN AN APPROPRIATE STATE COURT LOCATED IN THE COUNTY OF SANTA CLARA (HEREAFTER REFERRED TO AS THE “CHOSEN COURT”) AND (B) IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE CHOSEN COURT, (C) WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION TO LAYING VENUE IN ANY SUCH ACTION OR PROCEEDING IN THE CHOSEN COURT, (D) WAIVES ANY ARGUMENT THAT THE CHOSEN COURT IS AN INCONVENIENT FORUM OR DOES

NOT HAVE JURISDICTION OVER ANY PARTY THERETO, AND (E) AGREES THAT SERVICE OR PROCESS UPON ANY PARTY IN ANY SUCH ACTION OR PROCEEDING SHALL BE EFFECTIVE IF NOTICE IS GIVEN IN ACCORDANCE WITH SECTION 12 OF THIS AGREEMENT.

12.9.Integration and Construction. This Agreement shall comprise the complete and integrated agreement of the parties hereto and shall supersede all prior agreements, written or oral, on the subject matter hereof. Any captions to, or headings of, the sections of this Agreement are solely for the convenience of the parties hereto, are not a part of this Agreement, and shall not be used for the interpretation of this Agreement. Where the context so requires, words used in any gender shall be deemed to include other genders, and the singular number shall include the plural and vice versa. The Recitals appearing at the beginning of this Agreement, and the Exhibits and Schedules attached hereto, are hereby incorporated into and are deemed to constitute a part of the operative text of this Agreement. Each party hereto and such party’s counsel have had the full opportunity to review and comment upon, and have reviewed and commented upon, this Agreement, and any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in the interpretation of this Agreement or any Exhibits or Schedules attached hereto.

12.10.Further Assurances. The Parties hereto agree to assist one another in good faith with respect to the transition of the Purchased Assets to Buyer. From and after the Closing Date, Seller shall cooperate with Buyer and promptly sign and deliver to Buyer any and such additional documents, instruments, endorsements and related information and take actions as Buyer may reasonably request for the purpose of effecting the transfer of Seller’s and/or Assignor’s title to the Assets to Buyer, and/or carrying out the provisions of this Agreement, provided, however, that Seller shall be reimbursed for its reasonable costs and expenses incurred in providing such documents, instruments, endorsements or related information, which additional documents, instruments, endorsements or related information shall be prepared solely by Buyer.

12.11.Waivers and Amendments. No amendment, modification, supplement or waiver of any provision of this Agreement, and no consent to any departure therefrom, may in any event be effective unless in writing and signed by the party or parties affected thereby, and then only in the specific instance and for the specific purpose given.

12.12.Injunctive Relief. Any party may bring a claim seeking specific performance by way of injunctive relief before a court of competent jurisdiction to enforce the provisions of this Agreement.

12.13.Successors and Assigns. This Agreement and the provisions hereof shall be binding upon and inure to the benefit of each of the parties and their successors and assigns, including without limitation, any successors to Seller.

12.14.Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision.

12.15.Time of Essence. Time is of the essence of each and every term, condition, obligation, and provision hereof.

12.16.No Obligation to Third Parties. Except as otherwise expressly provided herein, the execution and delivery of this Agreement shall not be deemed to confer any rights upon, nor obligate any of the parties hereto to, any person or entity other than the parties hereto.

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IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or has caused this Agreement to be executed on its behalf by a representative duly authorized, all as of the date first above set forth.

BUYER: QUANTUM CORPORATION a Delaware corporation By: /s/ J. Michael Dodson Name: J. Michael Dodson
Title: CFO
SELLER: PV3 (AN ABC) LLC a Delaware limited liability company By: /s/ Michael Cronin Name: Michael Cronin
Title: Managing Member

[Signature Page to Asset Purchase Agreement]

Schedule 1.1(s) Identified Employees
Identified Employees    Accepted
Andres Pedraza    YES
Aram Bazarian    YES
Arnold Colterjohn    YES
Brandon Bell    YES
Brett Marlier    YES
Brian Auld    YES
Chris Parasida    YES
Chris Taylor    YES
Craig Lyons    YES
Darin Dillon    YES
David Blankenship    YES
David Oslager    YES
Jaime Covington
James Blackman    YES
Jeremy Reeves    YES
Jesse Perkins    YES
Jim Phillips    YES
John Rockefeller    YES
Joseph Loh    YES
Kurt Ulrop    YES
Matthew Powell    YES
Michael Sclafani    YES
Michelle Stevens    YES
Mike Capozzi    YES
Phil Chapman    YES
Ramon Auders    YES
Robin Intribus    YES
Russ Blazer
Sean Sandal    YES
Stanley Smith    YES
Vince Luango    YES
Walter Holmes    YES
Wendy McGowen    YES

critical to tech support in continuing customer support through close

Schedule 1.1(x) Key Employees

Key Employees	Accepted
Adam Radford	YES
Alicia Pereira	YES
Armando Moreno	YES
Bart Brooks	YES
Bob Noskowitz	YES
Choon Seng Tan	YES
Chuck Cook	YES
Craig Callison	YES
Javier Takimoto	YES
Melissa Provard	YES

critical to tech support in continuing customer support through close

Schedule 1.1(ee) Material Customers
Waiting for final information from Assignor, but shall include, among others, Trace Systems, Inc., and [Red River] and shall provide an updated Schedule at Closing.

EXHIBIT A LICENSE AGREEMENT

EXHIBIT B PURCHASED ASSETS
The Purchased Assets include all of Seller’s right, title, and interest in, to and under certain of the Assets, wherever located, whether tangible or intangible, personal or mixed, owned or held by Seller related to the VS Business, which constitute all Assets relating to or necessary for the use of the Purchased Intellectual Property Assets or operation of the VS Business, as such Assets exist on the Closing Date, including, but not limited to, the following:1
(a)Customer Information. All customer information relating to the Purchased Assets and VS Business.

(b)Books, Records, Lists and Other Data. All files, books, records, surveys, notes, presentations, documentation, business and technical plans, operations-related data (including data from Assignor’s instances of Salesforce.com or NetSuite but does not include the instances themselves), all sales and marketing material related to the VS Business, all email IDs for servicing existing customers, and all computer programs, software, hardware, firmware, tapes and other materials used to store, record or produce such data, owned or leased/licensed by Seller as of the Closing Date (except for those licenses or leases not assignable by operation of law or the terms of the lease/license agreement) that relate to, or are used or are useful in connection with the Purchased Assets, if any.

(c)[Licenses, Permits. Except for those which are not assignable by operation of law, all material federal, state, local and other Governmental Authorizations that relate to the Purchased Assets;]2
(d)[RESERVED].

(e)Equipment. All labs and related equipment of the VS Business, including those items identified as follows:

See Schedule B-1, which shall be updated at Closing.

(f)Products, Sales and Marketing Material. All Seller Products and any marketing material used in connection the Seller Products or the VS Business.

(g)Purchased Intellectual Property Assets. The Purchased Intellectual Property Assets identified as follows:

See Schedule B-1, which shall be updated at Closing.

(h)Goodwill. All goodwill incident to the items set forth in items (a)-(g) above.

1 Given open information requests pending for Seller to respond to, Exhibit B will be updated at Closing.
2 Seller to confirm no such permits are applicable or let us know which permits the business requires.

(i)Purchased Intellectual Property Assets. Purchased Assets constituting copyrights and trademarks (including all inherent goodwill in such trademarks) which are identified as follows:

See Schedule B-1, which shall be updated at Closing.

(j)Other Assets. All of the equity interest in the [Seller to provide name of Dubai entity] and all other assets of Seller used in connection with the Assets or VS Business, including but not limited to the following tangible assets:

See Schedule B-1, which shall be updated at Closing.

Schedule B-1

EXHIBIT C

TRADEMARK ASSIGNMENT AGREEMENT

THIS TRADEMARK ASSIGNMENT AGREEMENT (the “Trademark Assignment”) is entered into as of    , 2021, by and between [Buyer], a Delaware corporation (“Buyer”) and [Seller], a Delaware corporation (the “Seller”). Seller and Buyer are parties to a certain Asset Purchase Agreement dated as of July 18, 2021 (the “Asset Purchase Agreement”). Capitalized terms used without definitions herein shall have the meanings ascribed to such terms in the Asset Purchase Agreement.

W I T N E S S E T H

WHEREAS, Seller has agreed to sell to Buyer, and Buyer has agreed to acquire from Seller, all of Seller’s rights, title and interest in and to the trademarks and/or service marks identified in Schedule A attached hereto (the “Marks”); and

WHEREAS, the parties accordingly wish to execute this recordable instrument, assigning all of Seller’s right, title and interest in and to the Marks to Buyer;

NOW, THEREFORE, for valuable consideration set forth in the Asset Purchase Agreement, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:

1.Seller hereby assigns, transfers and conveys to Buyer subject to all existing licenses or right to use all of its right, title and interest in and to the Marks, including without limitation any and all registrations, applications, and/or common law rights for the Marks throughout the world, together with all of the goodwill of Seller’s business symbolized by or associated with the Marks, and any and all income, royalties, damages and payments now or hereafter due and/or payable with respect thereto including, without limitation, damages and payments for past, present or future infringements of the Marks.

2.This Trademark Assignment is subject to the terms and conditions of the Asset Purchase Agreement and this Trademark Assignment shall not be deemed to limit, enlarge or extinguish any obligation of Seller or Buyer under the Asset Purchase Agreement, all of which obligations shall survive the delivery of this Trademark Assignment in accordance with the terms of the Asset Purchase Agreement, and that to the extent there is any conflict between this Trademark Assignment and the terms and conditions of the Asset Purchase Agreement, the Asset Purchase Agreement shall control.

3.This Trademark Assignment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have executed this Trademark Assignment Agreement as of the date first above written.

[BUYER]

By

Name

Title

[SELLER]

By

Name

Title

Schedule A Marks
[to be added at Closing]

EXHIBIT D BILL OF SALE
THIS BILL OF SALE (this “Agreement”), is entered into as of    , 2021, by and between [BUYER], a Delaware corporation (“Buyer”) and [SELLER], a Delaware corporation (the “Seller”).

W I T N E S S E T H:

WHEREAS, Seller and Buyer have entered into an Asset Purchase Agreement dated as of
    , 2021 (the “Agreement”), pursuant to which Seller has agreed to sell all of the right, title and interest of Seller in and to the Purchased Assets (as defined in the Agreement) to Buyer, and Buyer has agreed to acquire the Purchased Assets from Seller, all subject to the terms and conditions provided herein and in the Agreement.

NOW, THEREFORE, Buyer and Seller in consideration of the mutual promises and covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.Sale of Assets. For good and valuable consideration, Seller hereby sells, conveys, transfers, assigns and delivers to Buyer all of the right, title and interest of Seller in and to the Purchased Assets as more fully described in Sections 2.1 and 2.2 of the Asset Purchase Agreement on a “AS IS” and “WHERE IS” basis, with no representations or warranties other than those specifically set forth in the Asset Purchase Agreement, and subject to any and all existing liens, claims, encumbrances, interests, liabilities, options, charges, obligations, moral rights, rights of third parties (express or implied), restrictions, licenses and interests of any kind or nature (collectively, “Encumbrances”), except for the Encumbrances in favor of Runway Growth Credit Fund Inc. (the “Released Encumbrances”), all of which have been released in connection with and as a condition to the Closing.

2.Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

3.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, as if both parties hereto were resident and doing business in such state, excluding that body of law pertaining to conflicts of laws.

4.Heading; Terms. The headings in this Agreement are for the purposes of reference only and shall not limit or otherwise affect the meaning of the provisions hereof. Unless otherwise indicated herein, capitalized terms used herein not otherwise defined herein shall have the meanings set forth in the Agreement.

5.Counterpart. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, Buyer and Seller have duly executed this Agreement as of the date set forth above.

[BUYER]

By

Name

Title

[SELLER]

By

Name

Title

EXHIBIT E

INVESTMENT REPRESENTATION LETTER

Date: , 2021

Quantum Corporation
224 Airport Parkway, Suite 550 San Jose, California 95110

Ladies and Gentlemen:

This investment representation letter (this “Letter”) is being delivered by the undersigned in connection with the proposed issuance by Quantum Corporation, a Delaware corporation (“Quantum”), to the undersigned of shares of Quantum’s common stock, $0.01 par value per share (the “Shares”), pursuant to the Asset Purchase Agreement (as defined below).

Pivot3 (an ABC), LLC, a California limited liability company (“Seller”), as assignee for the benefit of Pivot3, Inc., a Delaware corporation (“Assignor”) and Quantum have entered into an Asset Purchase Agreement dated    (the “Asset Purchase Agreement”), pursuant to which Quantum will acquire certain assets of Seller and issue common stock of Quantum (“Shares”) to    on the terms and subject to the conditions set forth in the Asset Purchase Agreement (capitalized terms not otherwise defined in this Letter shall have the meanings ascribed to them in the Asset Purchase Agreement).

Pursuant to the Asset Purchase Agreement, Quantum will issue the Shares to the Runway Growth Credit Fund Inc. (the “undersigned”) in a private placement effected in reliance on the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder, and in reliance on other applicable exemptions from the qualification requirements of applicable state securities laws.

The undersigned hereby makes the following acknowledgements, certifications, and representations:

1.The undersigned acknowledges and understands that the Shares have not been registered under the Securities Act or any other applicable securities law in reliance, in part, on the representations of the undersigned in this Letter, and that the Shares may not be offered, sold, transferred, pledged, hypothecated or otherwise disposed of other than pursuant to a registration statement which has been declared effective under the Securities Act or an exemption from the registration requirements of the Securities Act.

2.The undersigned acknowledges and understands that the Shares are being acquired by the undersigned for investment purposes for the undersigned’s own account only and not for sale or with a view to distribution of all or any part of such Shares. The undersigned has no present plan or intention to sell, exchange, or otherwise dispose of any of the Shares.

3.The undersigned understands that the Shares will be “restricted securities” under the federal securities laws in that the Shares will be acquired from Quantum in a transaction not involving a public offering, and that under such laws and applicable regulations the Shares may be resold without registration under the Securities Act only in certain limited circumstances and that otherwise the Shares must be held indefinitely.

4.The undersigned understands the resale limitations imposed by the Securities and Exchange Commission (the “SEC”) as well as Rule 144 (“Rule 144”) of the Securities Act and the conditions that must be met in order for Rule 144 to be available for resale of “restricted securities,” including the requirement that the Shares must be held for at least six (6) months after issuance from Quantum (or one (1) year in the absence of publicly available information about Quantum) and the condition that there be available to the public current information about Quantum under certain circumstances.

5.The undersigned is an “Accredited Investor” as defined by Rule 501 of Regulation D of the Securities Act (such definition attached hereto as Exhibit A for convenience).

6.The undersigned understands that Quantum is under no obligation to register the Shares under the Securities Act or to qualify the Shares under any other applicable state securities laws, except pursuant to the Asset Purchase Agreement.

7.The undersigned certifies that, in connection with the issuance of the Shares, at no time was the undersigned presented with, or solicited by, any form of general solicitation or general advertising, including, but not limited to, any advertisement, article, notice, or other communication published in any newspaper, magazine, or similar media or broadcast over television or radio, or any seminar or meeting whose attendees have been invited by any general solicitation or general advertising.

8.The undersigned understands that the certificates or book-entry position evidencing the Shares may bear one or all of the following legends (or substantially similar legends):

a.“THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED ON x, 2020, HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR APPLICABLE STATE SECURITIES LAWS (“STATE ACTS”) AND MAY NOT BE SOLD, ASSIGNED, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR STATE ACTS OR AN EXEMPTION FROM REGISTRATION THEREUNDER.”

b.Any legend required by applicable state securities laws.

The undersigned understands that stop transfer instructions may be given to Quantum’s transfer agent with respect to the Shares.

9.The undersigned acknowledges that he, or she has been able to review the information about Quantum that is publicly available, including but not limited to any financial records, and ask questions of its management. The undersigned has such knowledge and experience in financial and business matters that the undersigned is capable of evaluating the merits and risks of acquiring the Shares and has the ability to bear the economic ricks of the investment. The undersigned is not aware of any misstatement of any fact or information and the undersigned understands that statements of opinion or projections made by Quantum are not a guaranty or assurance of actual performance or intended to be statements of fact. The undersigned has been advised that it is the undersigned’s responsibility to seek its own independent tax and financial advice with respect to this transaction.

Sincerely,

By:

Print Name:

Address:

EXHIBIT A

Rule 501.Definitions and Terms Used in Regulation D. As used in Regulation D, the following terms have the meaning indicated:
Accredited Investor. “Accredited investor” shall mean any person who comes within any of the following categories, or who the issuer reasonably believes comes within any of the following categories, at the time of the sale of the securities to that person:
•Any natural person whose individual net worth, or joint net worth with that person’s spouse (excluding the value of such person’s residence), at the time of his purchase exceeds $1,000,000

•Any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person's spouse in excess of
$300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year

•Any bank as defined in Section 3(a)(2) of the Securities Act or any savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act whether acting in its individual or fiduciary capacity; any broker dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934; any insurance company as defined in Section 2(13) of the Act; any investment company registered under the Investment Company Act of 1940 or a business development company as defined in Section 2(a)(48) of that Act; any Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958; any employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974, if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such Act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000; or, if a self- directed plan, with investment decisions made solely by persons that are accredited investors

•any private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940

•Any organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000

•Any director, executive officer or general partner of the issuer of the securities being offered or sold, or any director, executive officer or general partner of a general partner of that issuer

•Any trust with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii)

•Any entity in which all of the equity owners are accredited investors (in which case the undersigned has provided a list of such equity owners and their category of accredited investor)